Exhibit 23.3

CONSENT OF APPOINTED ACTUARY

I consent to the incorporation by reference in this Registration Statement on Form S-8 of Sun Life Financial Inc. (the “Company”) of the Appointed Actuary’s Report to the Shareholders and Directors dated February 8, 2023 (the “Report”), relating to the valuation of the policy liabilities and reinsurance recoverables of the Company and its subsidiaries for its Consolidated Statement of Financial Position at December 31, 2022 and December 31, 2021 and their change in the Consolidated Statements of Operations for the year ended December 31, 2022, appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2022.

/s/ Kevin Morrissey
Kevin Morrissey
Fellow, Canadian Institute of Actuaries

Toronto, Ontario, Canada
February 14, 2023